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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No.   8  )*
                                            -----

                         CREDIT ACCEPTANCE CORPORATION
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                  225310-10-1
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 225310-10-1                 13G                      PAGE 2 OF 4 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Donald A. Foss Revocable Living Trust Dated January 26, 1984, Donald A. Foss Trustee
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        Michigan
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    Number of
                           5       Sole Voting Power

      Shares                       23,937,174
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        23,937,174
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        23,937,174
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        56.3%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        00
--------------------------------------------------------------------------------


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ITEM 1(a)     NAME OF ISSUER:

                   CREDIT ACCEPTANCE CORPORATION (the "Company")

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                   25505 West Twelve Mile Road
                   Suite 3000
                   Southfield, Michigan 48034-8339

ITEM 2(a)     NAME OF PERSON FILING:
                   Donald A. Foss Revocable Living Trust Dated January 26, 1984, Donald A. Foss Trustee

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                   25505 West Twelve Mile Road
                   Suite 3000
                   Southfield, Michigan 48034-8339

ITEM 2(c)     CITIZENSHIP:
                   Michigan

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:
                   Common Stock

ITEM 2(e)     CUSIP NO.: 225310-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS a:
                   Not applicable.

ITEM 4.            OWNERSHIP
                   (a)    Amount Beneficially Owned:  23,937,174

                   (b)    Percent of Class: 56.3%

                   (c)    Number of shares as to which such person has:

                          (i)     sole power to vote or to direct the vote
                                   - 23,937,174

                          (ii)    shared power to vote or to direct the vote - 0

                          (iii) sole power to dispose or to direct the disposition of - 23,937,174

                          (iv) shared power to dispose or to direct the disposition of - 0


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ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP
              Not applicable.

ITEM 10.      CERTIFICATIONS
              Not applicable.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 13, 2001


/S/Donald A. Foss
----------------------------------
Signature


Donald A. Foss, Trustee
----------------------------------
Name/Title